CUMBERLAND PHARMACEUTICALS ANNOUNCES

JOEY JACOBS HAS JOINED ITS BOARD OF DIRECTORS

NASHVILLE, Tenn. — January 6, 2011 – Cumberland Pharmaceuticals Inc. (NASDAQ:CPIX) is pleased to announce the addition of Joey Jacobs to its Board of Directors.

A healthcare veteran with more than 30 years of industry experience, Mr. Jacobs is the former Chairman, President and Chief Executive Officer of Nashville-based Psychiatric Solutions, Inc. (PSI), which he co-founded in 1997 and grew into a $2 billion behavioral healthcare system before the company’s sale to Universal Health Services in 2010.

Prior to founding PSI, Mr. Jacobs spent 21 years at Hospital Corporation of America (HCA) where he served in various capacities, including President of the company’s Tennessee Division.

In addition to serving as Chairman of the Nashville Healthcare Council, he is a director for the Federation of American Hospitals, the National Association of Psychiatric Health Systems and the Monroe Carell, Jr. Children’s Hospital at Vanderbilt.

“We are honored to welcome Joey to our Board of Directors,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “Throughout his career, he has maintained a strong focus on quality and growth while creating significant value for stakeholders. His hospital industry perspective, entrepreneurial insight and experience building a successful public healthcare company will be of tremendous value to Cumberland.”

Mr. Jacobs’ appointment is effective January 1, 2011. He will serve as a Class I Director and hold office until Cumberland’s 2011 annual shareholder meeting, at which time the company’s Class I Directors will be elected for a term expiring in 2014.

SOURCE: Cumberland Pharmaceuticals Inc.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a Tennessee-based specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland’s product portfolio includes Acetadote® for the treatment of acetaminophen poisoning, Caldolor®, the first injectable treatment for pain and fever approved in the United States, and Kristalose®, a prescription laxative. Cumberland is dedicated to providing innovative products which improve quality of care for patients. For more information on Cumberland Pharmaceuticals, please visit the Company’s website at www.cumberlandpharma.com.

Investor Contact:
Angela Novak
Cumberland Pharmaceuticals
615-255-0068
investors@cumberlandpharma.com

Media Contact:
Rebecca Kirkham
Lovell Communications
615-297-7766
rebecca@lovell.com

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